RESTATED CERTIFICATE OF INCORPORATION
OF
HUMANA INC.

HUMANA INC., (originally Heritage House of America Inc. and formerly Extendicare, Inc.), a corporation organized and existing under and by virtue of the laws of the State of Delaware, the original Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on July 27, 1964 and recorded in the office of the Recorder of Deeds for New Castle County, State of Delaware, on July 28, 1964, and has heretofore been amended and restated from time to time, does hereby certify:

That at a regular meeting of the Board of Directors of the above corporation held on the 2nd day of November, A.D. 1989, in the City of Louisville, State of Kentucky, for the consideration of the restatement of the Certificate of Incorporation as hereinafter set forth, and the directors having voted in favor thereof, the following Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as theretofore amended, supplemented or restated, there being no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation, was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of this corporation is HUMANA INC.

SECOND: The location of its principal office in the State of Delaware is located at One Rodney Square, 10th and King Streets, in the City of Wilmington, New Castle County, Delaware 19801, and the name and address of its Resident Agent is Richard J. Abrams, One Rodney Square, 10th and King Streets, Wilmington, Delaware 19801.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any and all things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz.,

(a) To acquire by construction, purchase, exchange or other means, and thereafter to own, maintain, operate and carry on, or to sell or otherwise dispose of, sanitariums, nursing homes, rest homes, convalescence homes, and other establishments suitable for the care and treatment of elderly, disabled, or convalescent persons.

(b) To adopt, apply for, obtain, register, purchase, lease or otherwise acquire, and to maintain, protect, hold, use, own, exercise, develop, operate and introduce, and to sell, lease or grant licenses, franchises, or other rights in respect of, and assign, pledge or otherwise

dispose of or turn to account, any trademarks, trade names, patents, patent rights, copyrights, and distinctive marks and rights analogous thereto, and invention, improvements, processes, formulae and the like, including such thereof as may be covered by, used in connection with, or secured or received under Letters Patent of the United States of America or elsewhere, or otherwise, which may be deemed capable of use in connection with any of the purposes of the corporation herein stated; and to acquire, use, exercise or otherwise turn to account licenses in respect of any such trademarks, trade names, patents, patent rights, copyrights, inventions, improvements, processes, formulae and the like.

(c) To carry on the business of providing administrative, financial, development, promotion, supervisory, management, technical and other services to business of all kinds, on a fee, commission, franchise, rental, sale or other basis.

(d) To engage in manufacturing, processing, buying, selling, leasing, and otherwise producing, investing or dealing in any product or article of commerce, or any goods, wares, merchandise, and real or personal property, of every class and description whatsoever, in any part of the world.

(e) To acquire by purchase, subscription or otherwise, to hold, mortgage or pledge, sell, assign, transfer, exchange or otherwise dispose of shares of the capital stock of, or voting trust certificates for shares of the capital stock of, and any bonds and other securities or evidences of indebtedness created by, any other corporation or corporations organized under the laws of the State of Delaware or of any other state, or of any country, nation or subdivision thereof, or government, and to pay therefor, in whole or in part, with cash or other property or with shares of the capital stock, bonds or other obligations of this corporation, and, while the owner or holder of any such shares of the capital stock, or voting trust certificates for shares of the capital stock, or bonds, or other securities or indebtedness of any such other corporation or corporations, to possess and exercise in respect thereof all the rights, powers and privileges of ownership, including the right to vote thereon and to consent in respect thereof for any and all purposes.

(f) To acquire all or any part of the good will, rights, property and business of any person, firm, trust, association or corporation heretofore or hereafter created, to pay for the same in cash or in stock or bonds of this corporation or otherwise, to hold, utilize, and in any manner dispose of the whole or any part of the rights and property so acquired, assume in connection therewith any liabilities of any such person, firm, trust, association or corporation and conduct in any lawful manner the whole or any part of the business thus acquired.

(g) To aid by loan, guaranty, subsidy or in any other manner whatsoever, insofar as may be permitted by law, any person, association,

partnership, corporation or corporations, organized under the laws in the State of Delaware or of any other state, or of any country, nation or government, any shares of the capital stock, or voting trust certificates for shares of the capital stock, or bonds, or other securities or evidences of indebtedness of which shall be held by or for the corporation, or in which, or in the welfare of which, the corporation shall have any interest, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such shares, voting trust certificates, bonds, or interest, or other securities or evidences of indebtedness, and to do any and all acts designed to accomplish any such purpose.

(h) To guarantee the payments of dividends upon, or any sinking fund payments in respect of, any shares of the capital stock, or the payment of the principal of, or interest on, or sinking fund payments in respect of, any bonds or other securities or evidences of indebtedness, or the performance of any contract, of any other corporation, trust or association insofar as and to the extent that a guaranty in respect thereof by the corporation may be permitted by law.

(i) To enter into, make and perform contracts of every sort and description with any person, firm, trust, association, corporation, municipality, body politic, county, state or government or colony or dependency thereof.

(j) To purchase, hold, cancel, reissue, sell or transfer shares of its own capital stock, provided that it shall not use its funds or property for the purchase of shares of its own capital stock when such use would cause any impairment of its capital, and further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

(k) In general, to carry on any business not contrary to the laws of the State of Delaware.

(l) To make donations for the public welfare or for charitable, scientific or educational purposes.

(m) To conduct its business, without restriction or limit as to amount, in all or any of its branches in the State of Delaware and in any or all other states, territories, possessions, colonies, and dependencies of the United States of America, and in the District of Columbia, and in any or all foreign countries to have one or more offices within and outside the State of Delaware; and to purchase, take on lease or otherwise acquire, own, hold, develop, operate, lease, mortgage or pledge, sell, assign, transfer, exchange, or otherwise dispose of or turn to account, and convey real and personal property of every class and description or any interest therein, including without limitation developed or undeveloped mineral properties and any and all types of interests therein anywhere in the world.

(n) To carry out all or any part of the foregoing objects and purposes as principal, agent, contractor, or otherwise, either alone or in conjunction (including partnership) with any person, firm, trust, association or other corporation, and in any part of the world; and, in carrying on its business and for the purpose of attaining or furthering any of its objects or purposes, to make and perform contracts of any kind and description, to do such acts and things and to exercise any and all such powers, as a natural person could lawfully make, perform, do or exercise, provided that the same be not inconsistent with the laws of the State of Delaware.

(o) To do any and all things necessary, suitable, convenient or proper for, or in connection with, or incidental to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the corporation, or to enhance the value of any of its properties; and in general to do any and all things and exercise any and all powers which it may now or hereafter be lawful for the corporation to do or to exercise under the laws of the State of Delaware that may now or hereafter be applicable to the corporation.

It is the intention that, except where otherwise expressed in this Article THIRD, the objects and purposes specified in any of the forgoing clauses of this Article shall not in anywise be limited or restricted by reference to, or inference from, the terms of any other clause of this Article or of any other Article of this Certificate of Incorporation, but that the objects and purposes specified in each of the clauses of this Article shall be regarded as independent objects and purposes.

It is also the intention that said clauses be construed as powers as well as objects and purposes; and, generally, that the corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted by the laws of the State of Delaware to corporations organized thereunder, and the enumeration herein of certain powers is not intended as exclusive of, or a waiver of, any of the powers, rights or privileges granted or conferred by said laws now or hereafter in force; provided, however, that the corporation shall not carry on any business nor exercise any powers in any state, district, territory, possession or country which a corporation organized under the laws of such state, district, territory, possession or country could not carry on or exercise, except to the extent permitted or authorized by the laws of such state, district, territory, possession or country.

FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares aggregating a total amount of Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty Four Cents ($43,333,333.34), which shall be divided into two classes as follows:

Two Hundred Million (200,000,000) shares of Common Stock, having a par value of Sixteen and Two-Thirds Cents ($.16-2/3) per share, aggregating a total amount of Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty Three Dollars and Thirty-Four Cents ($33,333,333.34);

Ten Million (10,000,000) shares of Preferred Stock, each of which shall have a par value of One Dollar ($1.00) per share, aggregating a total amount of Ten Million Dollars ($10,000,000.00).

The amount of capital with which the corporation shall commence business is the sum of One Thousand Dollars ($1,000.00).

The designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of the above classes of stock shall be as follows:

(a) The Board of Directors is authorized to issue shares of Preferred Stock, from time to time, in such class or classes, and such series within any class, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, and as are not stated or expressed in this Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(1) The distinctive serial designation and the number of shares constituting a series;

(2) The dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(3) The voting powers, full or limited, if any, of the shares of such series;

(4) Whether the shares shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(5) The amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation prior to any payment or distribution of the assets of the corporation to any class or classes of stock of the corporation ranking junior to the Preferred Stock;

(6) Whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or

redemption of shares of a series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

(7) Whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or any other corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

(8) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Certificate of Incorporation.

(b) Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation on all matter voted upon by the stockholders.

(c) Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.

(d) No holder of Preferred or Common Stock shall have any right as such holder to purchase or subscribe for any security of the corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of Preferred or Common Stock.

(e) There is hereby created a series of Preferred Stock, par value $1.00 per share out of the authorized but unissued shares of the capital stock of the corporation, to be designated "Series A Participating Preferred Stock" ("Participating Preferred Stock") to consist of 2,500,000 shares, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

1. Future Increase or Decrease. Subject to paragraph 4(e) of this resolution, the number of shares of said series may at any time or from time to time be increased or decrease by the Board of Directors notwithstanding that shares of such series may be outstanding at such time of increase or decrease.

2. Dividend Rate. (a) The holders of shares of Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of each November, February, May and August in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $20 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.16 2/3 per share, of the corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Participating Preferred Stock. In the event the corporation shall at any time after March 5, 1987 (the "Rights Declaration Date") (i) declare any dividend on Common Stock, payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) On or after the first issuance of any share or fractional share of Participating Preferred Stock, no dividend on Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Participating Preferred Stock as provided in paragraph (a) above; and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of the provision for a dividend on the Participating Preferred Stock as above provided. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $20 per share on the Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Div*dend Payment Date or is a date after the record date for the determination of holders of shares of Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Dissolution, Liquidation and Winding Up.

(a) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation (hereinafter referred to as a "Liquidation"), the holders of Participating Preferred Stock shall receive at least $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Participating Preferred Stock shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock (the "Participating Preferred Liquidation Preference").

(b) In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number os shares of Common Stock, then in each such case the amount which holders of Participating Preferred Stock were entitled immediately prior to such event pursuant to the provision set forth in paragraph (a) above, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

4. Voting Rights. The holders of shares of Participating Preferred Stock shall have the following voting rights:

(a) Each share of Participating Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to vote of the stockholders of the Company.

(b) Except as otherwise provided herein, or by law, the Certificate of Incorporation or the By-Laws, the holders of shares of Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c) If and whenever dividends on the Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividend payments, then and in such event the holders of the Participating Preferred Stock, voting separately as a class (subject to the provisions of subparagraph (d) below), shall be entitled at the next annual meeting of the stockholders or at any special meeting to elect two (2) directors. Each share of Participating Preferred Stock shall be entitled to one vote, and holders of fractional shares shall have the right to a fractional vote. Upon election, such directors shall become additional directors of the corporation and the authorized number of directors of the corporation shall thereupon be automatically increased by such number of directors. Such right of the holders of Participating Preferred Stock to elect directors may be exercised until all dividends in default on the Participating Preferred Stock shall have been paid in full, and dividends for the current dividend period declared and funds therefor set apart, and when so paid and set apart, the right of the holders of Participating Preferred Stock to elect such number of directors shall cease, the term of such directors shall thereupon terminate, and the authorized number of directors of the corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. The fact that dividends have been paid and set apart as required by the preceding sentence shall be evidenced by a certificate executed by the President and the chief financial officer of the corporation and delivered to the Board of Directors. The directors so elected by holders of Participating Preferred Stock shall serve until the certificate described in the preceding sentence shall have been delivered to the Board of Directors or until their respective successors shall be elected or appointed and qualify.

At any time when such special voting rights have been so vested in the holders of the Participating Preferred Stock, the Secretary of the corporation may, and upon the written request of the holders of record of 10% or more of the number of shares of the Participating Preferred Stock then outstanding addressed to such Secretary at the principal office of the corporation in the Commonwealth of Kentucky, shall, call a special meeting of the holders of the Participating Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the corporation's By-Laws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such a special meeting (i) if any such request is received less than

ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders or (ii) if at the time any such request is received, the holders of Participating Preferred Stock are not entitled to elect such directors by reason of the occurrence of an event specified in the third sentence of subparagraph (d) below.

(d) If, at any time when the holders of Participating Preferred Stock are entitled to elect directors pursuant to the foregoing provisions of this paragraph 4, the holders of any one or more additional series of Preferred Stock are entitled to elect directors by reason of any default or event specified in the corporation's Restated Certificate of Incorporation, as amended, as in effect at the time of the certificate of designation for such series, and if the terms for such other additional series so permit, the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Participating Preferred Stock and of all such other series then entitled so to vote, voting as a class, shall elect such directors. If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the holders of Participating Preferred Stock to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the corporation from the holders of not less than 10% of the then outstanding shares of Participating Preferred Stock, then such directors so previously elected will be deemed to have been elected by and on behalf of the holders of Participating Preferred Stock as well as such other series, without prejudice to the right of the holders of Participating Preferred Stock to vote for directors if such previously elected directors shall resign, cease to serve or fail to stand for reelection while the holders of Participating Preferred Stock are entitled to vote. If the holders of any such other series are entitled to elect in excess of two (2) directors, the Participating Preferred Stock shall not participate in the election of more than two (2) such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of Participating Preferred Stock; provided that, if at the expiration of such terms the holders of Participating Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this paragraph 4, then the Secretary of the corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in subparagraph (c)) of holders of Participating Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this paragraph 4) to be held on or prior to the time of expiration of the expiring terms referred to above.

(e) Except as otherwise set forth herein or required by law, the corporation's Restated Certificate of Incorporation or By-Laws, holders of Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of

any corporate action. No consent of the holders of outstanding shares of Participating Preferred Stock at any time outstanding shall be required in order to permit the Board of Directors to: (i) increase the number of authorized shares of Participating Preferred Stock or to decrease such number to a number not below the sum of the number of shares of Participating Preferred Stock then outstanding and the number of shares with respect to which there are outstanding rights to purchase; or (ii) to issue Preferred Stock which is senior to the Participating Preferred Stock, junior to the Participating Preferred Stock or on a parity with the Participating Preferred Stock.

5. Redemption. The shares of Participating Preferred Stock shall not be redeemable.

6. Conversion Rights. The Participating Preferred Stock is not convertible into Common Stock or any other security of the corporation.

FIFTH: This corporation is to have perpetual existence.

SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

SEVENTH: In the absence of fraud, no contract or transaction between the corporation and any other corporation, association or firm, and no act of the corporation, shall in any way be affected or invalidated by the fact that any of the directors or officers of the corporation is in anywise, pecuniarily or otherwise, interested in, or is a shareholder, director, officer or member of, or is otherwise connected with, such other corporation, association or firm. A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation, either as vendor, purchaser or otherwise; and any director or officer of the corporation, or any firm, corporation or association of which any director or officer is a member, shareholder, director or officer or with which he is otherwise connected, may, in the absence of fraud, be a party to, or pecuniarily or otherwise interested in, any contract or transaction of the corporation; nor shall any such officer or directors, in the absence of fraud, be liable to account to the corporation for any profits realized by, from, through or as a result of any such contract or transaction.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Title 8, Section 291 of the Revised Code of 1953 of said State, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the General Corporation Law of the State of

Delaware, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders, of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The following provisions are hereby adopted for the regulation and management of the business and the conduct of the affairs of the corporation and for the purposes of creating, limiting, defining and regulating the rights and powers of the directors and of the stockholders, viz.:

(a) The Board of Directors at any regular or special meeting, and the stockholders at any annual meeting, shall have the power to make, alter, amend and repeal the By-Laws of the corporation, provided, however, that By-Laws made or adopted by the Stockholders pursuant to the powers reserved to Stockholders in the Certificate of Incorporation shall not be subject to alteration or repeal by the Board of Directors, and provided further that the Board of Directors or the Stockholders shall not have authority to authorize the election of directors of the corporation by cumulative voting, or to classify the directors by terms differing in dates of expiration, unless by unanimous approval of the Stockholders of the corporation.

(b) The Board of Directors shall have the power to fix, from time to time, the amount of the accumulated profits of the corporation to be reserved as working capital or for any other lawful purpose.

(c) The Board of Directors shall have the power to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any rights to inspect any account or book or document of the corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or stockholders of the corporation.

(d) The Board of Directors shall have power, without the assent or vote of the stockholders, to authorize and to cause to be executed mortgage and liens upon the real and personal property of the corporation, including after-acquired property.

(e) The Board of Directors shall have power at any time or from time to time (without any action by the stockholders of the corporation) to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the corporation, rights, options or warrants entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes or of any series of any class or classes, such rights, options or warrants to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the corporation upon the exercise of any such right, option, or warrant shall be such as shall be fixed and stated in the resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights, options, or warrants and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights, options or warrants. In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights, options or warrants and the sufficiency thereof shall be conclusive.

(f) Shares of capital stock of the corporation of any class or classes hereby or hereafter authorized, and any rights, options or warrants entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes or of any series of any class or classes, may be issued by the corporation from time to time for such legal consideration as may be fixed from time to time by the Board of Directors. The Board of Directors shall have authority, as provided by statute, to determine that only a part of the consideration which shall be received by the corporation for any of the shares of its capital stock which it shall issue from time to time shall be capital.

(g) The Board of Directors shall have the power to determine from time to time the use and disposition of any surplus or net profits over and above the paid in capital stock of the corporation, and the Board of Directors in its discretion may use and apply any such surplus or accumulated profits, or any part thereof, in purchasing or acquiring any bonds or other obligations or shares of the capital stock of the corporation, to such extent, in such manner and upon such terms as the Board may deem expedient. Shares of the capital stock of the corporation so purchased or acquired may be resold unless such shares shall have been retired for the purpose of decreasing the corporation's capital stock as provided by law.

(h) Elections shall be by ballot whenever requested by any person entitled to vote, but unless so requested may be conducted in any way approved at the meeting of the stockholders at which such election is held.

(i) The stockholders shall have the power to hold their meeting within or without the State of Delaware at such places as from time to time may be designated by the By-Laws or as therein provided; and the Board of Directors shall have power to hold its meetings at such places whether within or without said State as from time to time shall be designated by resolution of the Board of Directors.

(j) The corporation shall have power, subject to the provisions of the laws of the State of Delaware and of the By-Laws of the corporation to keep the books of the corporation outside of said State at such places as may from time to time be designated by resolution of the Board of Directors.

(k) The Board of Directors may, by resolution passed by a majority of the whole Board, designate two or more of their number to constitute an Executive Committee, who, to the extent provided in said resolution or in the By-Laws of the corporation, shall have and exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which may require it.

(l) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the laws of the State of Delaware, of this certificate, and of the By-Laws of the corporation.

(m) The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in which share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

(n) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate and of the By-Laws of the corporation.

TENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct

or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ELEVENTH: Except as otherwise set forth elsewhere in this Tenth Article the affirmative vote of three-fourths of the outstanding shares entitled to vote thereon shall be required: (a) for the adoption of any agreement for the merger or consolidation of the corporation with or into a related company or an affiliate of a related company, (b) to authorize the sale or lease of all or substantially all of the assets of the corporation to a related company or affiliate of a related company, or (c) to authorize the sale or lease to the corporation or any subsidiary of any assets of a related company or an affiliate of a related company in exchange for equity securities of the corporation.

A determination of the Board of Directors of the corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether a company, person or other entity is a related company, an affiliate or an associate and whether a related person or affiliate thereof beneficially owns more than 5% of any class of equity securities of the corporation.

The provisions of this Tenth Article shall not be applicable to any (i) merger or consolidation of the corporation with or into a related person or affiliate thereof, (ii) sale or lease of all or any substantial part of the assets of the corporation to a related person or affiliate thereof, or (iii) sale or lease of any assets of a related person or affiliate thereof to the corporation or any subsidiary in exchange for equity securities of the corporation, if the Board of Directors of the corporation shall have approved such a transaction with such related company or affiliate prior to the time that such related company or affiliate became a holder of more than 5% of any class of equity securities of the corporation.

The provisions of this Tenth Article shall be in addition to the requirements of the Delaware Corporation Law and shall not be amended or repealed without the affirmative vote of three-fourths of the outstanding stock of the corporation entitled to vote thereon.

For purposes of this Tenth Article a "related company" in respect of a given transaction is any company, person or other entity which by itself or together with its affiliates and associates is the beneficial owner, directly or indirectly, of more than 5% of any class of equity securities of the corporation as of the record date for the determination of stockholders entitled to vote on such transactions. An "affiliate" of a related company is any company, person or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the related company. An "associate" of a related company is any officer, director or beneficial owner, directly or indirectly, of 5% or

more of any class of equity securities of such related company or any of its affiliates. "Equity security" is any stock or similar security, or any security, convertible, with or without consideration, into such a security, or carrying any warranty to subscribe to or purchase such a security, or any such warrant or right.

A related company shall be deemed to be the beneficial owner of any equity securities which it or its affiliates or associates has the right to acquire pursuant to any agreement or which are beneficially owned, directly or indirectly, by any other company, person or entity (or an affiliate or associate of such company, person, or entity) with which it or its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any equity securities of the corporation.

TWELFTH: This corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, HUMANA INC. has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by Thomas J. Flynn, its Executive Vice President and Alice F. Newton, its Secretary, this 8th day of November, 1989.

HUMANA INC.

By: [signature]
Executive Vice President

By: Alice F. Newton
Secretary

COMMONWEALTH OF KENTUCKY)
) SS.
COUNTY OF JEFFERSON)

BE IT REMEMBERED, that on this 8th day of November, 1989, personally came before me, a Notary Public in the County and Commonwealth aforesaid, Thomas J. Flynn and Alice F. Newton, Executive Vice President and Secretary, respectively, of HUMANA INC., a corporation of the State of Delaware, the corporation described in and which executed the foregoing Restated Certificate of Incorporation, known to me personally to be such, and, they, the said Thomas J. Flynn and Alice F. Newton, as such Executive Vice President and Secretary, respectively, duly executed said certificate

before me and acknowledged the said certificate to be their act and deed and the act and deed of said corporation and that the facts stated in said Certificate are true; that the signatures of the said Executive Vice President and Secretary, respectively, of said corporation to the foregoing certificate are in the handwriting of the said Executive Vice President and Secretary, respectively, and that the seal affixed to said certificate is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year first above written.

Lisa J. Benson

Notary Public, Jefferson County, Kentucky

My commission expires: October 11, 1983

SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:00 PM 01/09/1992
920095142 - 613712

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

HUMANA INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

At the Annual Meeting of Stockholders of the above Corporation held on the 9th day of January, 1992, in the City of Louisville, State of Kentucky, for the consideration of, among other things, the amendment hereinafter set forth, the holders of a majority of the outstanding shares of said Corporation, which were present at the meeting in person or by proxy, have voted in favor thereof and accordingly the following amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as amended:

> **RESOLVED**, that the Fourth Article of the Corporation's Restated Certificate of Incorporation be, and it hereby is, amended by substituting the following for the first paragraph thereof, so that as amended such paragraph shall read in its entirety as follows:
>
> > **FOURTH:** The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) shares aggregating a total amount of Sixty Million Dollars ($60,000,000.00), which shall be divided into two classes as follows:
> >
> > Three Hundred Million (300,000,000) shares of Common Stock having a par value of Sixteen and Two-Thirds Cents ($.16-2/3) per share, aggregating a total amount of Fifty Million Dollars ($50,000,000.00);
> >
> > Ten Million (10,000,000) shares of Preferred Stock, each of which shall have a par value of One Dollar ($1.00) per share, aggregating a total amount of Ten Million Dollars ($10,000,000.00).

IN WITNESS WHEREOF, Humana Inc. has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Thomas J. Flynn, its Executive Vice President and Joan O. Kroger, Associate Secretary, this 9th day of January, 1992.

HUMANA INC.

BY: [signature]
EXECUTIVE VICE PRESIDENT

ATTEST

[signature] Joan O. Kroger
ASSOCIATE SECRETARY

STATE OF KENTUCKY)
)SS
COUNTY OF JEFFERSON)

BE IT REMEMBERED that on this 9th day of January, 1992, A.D., personally came before me, a Notary Public in and for the County and State aforesaid, Thomas J. Flynn and Joan O. Kroger, Executive Vice President and Associate Secretary, respectively of Humana Inc., a Delaware corporation, known to me personally to be such, and they, the said Thomas J. Flynn and Joan O. Kroger, as such Executive Vice President and Associate Secretary, duly executed said certificate before me and ackowledged the said certificate to be their act and deed and the act and deed of said Corporation; that the signatures of the said Executive Vice President and Associate Secretary of said Company to said foregoing certificate are in the handwriting of the said Executive Vice President and Associate Secretary, respectively, and that the seal affixed to said certificate is the corporate seal of said Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

My Commission Expires: Notary Public, State at Large, KY.
My commission expires Oct. 11, 1993

Notary Public, State at Large

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 03/23/1992
920845012 - 613712

CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN THE CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION OF HUMANA INC. FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON NOVEMBER 9, 1989.

HUMANA INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Humana Inc.

2. That a Certificate of Restated Certificate of Incorporation of Humana Inc. was filed by the Secretary of State of Delaware on November 9, 1989, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows: The Eleventh Article incorrectly refers to the Tenth Article in its context.

4. Article Eleventh of the Certificate is corrected to read as follows:

> ELEVENTH: Except as otherwise set forth elsewhere in this Eleventh Article the affirmative vote of three-fourths of the outstanding shares entitled to vote thereon shall be required: (a) for the adoption of any agreement for the merger or consolidation of the corporation with or into a related company or an affiliate of a related company, (b) to authorize the sale or lease of all or substantially all of the assets of the corporation to a related company or affiliate of a related company, or (c) to authorize the sale or lease to the corporation or any subsidiary of any assets of a related company or an affiliate of a related company in exchange for equity securities of the corporation.
>
> A determination of the Board of Directors of the corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether a company, person or other entity is a related company, an affiliate or an associate and whether a related person or affiliate thereof beneficially owns more than 5% of any class of equity securities of the corporation.

The provisions of this Eleventh Article shall not be applicable to any (i) merger or consolidation of the corporation with or into a related person or affiliate thereof, (ii) sale or lease of all or any substantial part of the assets of the corporation to a related person or affiliate thereof, or (iii) sale or lease of any assets of a related person or affiliate thereof to the corporation or any subsidiary in exchange for equity securities of the corporation, if the Board of Directors of the corporation shall have approved such a transaction with such related company or affiliate prior to the time that such related company or affiliate became a holder of more than 5% of any class of equity securities of the corporation.

The provisions of this Eleventh Article shall be in addition to the requirements of the Delaware Corporation Law and shall not be amended or repealed without the affirmative vote of three-fourths of the outstanding stock of the corporation entitled to vote thereon.

For purposes of this Eleventh Article a "related company" in respect of a given transaction is any company, person or other entity which by itself or together with its affiliates and associates is the beneficial owner, directly or indirectly, of more than 5% of any class of equity securities of the corporation as of the record date for the determination of stockholders entitled to vote on such transactions. An "affiliate" of a related company is any company, person or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the related company. An "associate" of a related company is any officer, director or beneficial owner, directly or indirectly, of 5% or more of any class of equity securities of such related company or any of its affiliates. "Equity security" is any stock or similar security, or any security, convertible, with or without consideration, into such a security, or carrying any warranty to subscribe to or purchase such a security, or any such warrant or right.

A related company shall be deemed to be the beneficial owner of any equity securities which it or its affiliates or associates has the right to acquire pursuant to any agreement or which are beneficially owned, directly or indirectly, by any other company, person or entity (or an affiliate or associate of such company, person, or entity) with which it or its affiliates or associates has

any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any equity securities of the corporation.

IN WITNESS WHEREOF, Humana Inc. has caused this Certificate to be signed by **Arthur P. Hipwell**, its Vice President and attested by **Joan O. Kroger**, its Associate Secretary this 16th day of March, 1992.

HUMANA INC.

By: ______________________
Arthur P. Hipwell
Vice President

ATTEST:

By: ______________________
Joan O. Kroger
Associate Secretary
(is duly authorized to exercise the duties of the Secretary)

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF HUMANA INC.

HUMANA INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

FIRST: Article TENTH of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

> "**TENTH:** A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
>
> An officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer except for liability (i) for any breach of the officer's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the officer derived an improper personal benefit, or (iv) in any action by or in the right of the corporation."

SECOND: The Restated Certificate of Incorporation is hereby amended by deleting Article ELEVENTH in its entirety and renumbering existing Article TWELFTH to be Article ELEVENTH.

THIRD: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by a duly authorized officer this 24th day of April, 2024.

HUMANA INC.

By: /s/ Joseph M. Ruschell
Name: Joseph M. Ruschell
Title: Vice President, Associate General Counsel & Corporate Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 04/24/2024
FILED 04:04 PM 04/24/2024
SR 20241633358 - File Number 613712